         REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES                           EXHIBIT 11
                  COMPUTATION OF EARNINGS PER COMMON SHARE
                                 UNAUDITED
                    (In thousands except per share data)
                                                   Six Months Ended        Three Months Ended
                                                       June 30,                 June 30,
                                               ----------------------    ----------------------
                                                  1997         1996         1997         1996
                                               ---------    ---------    ---------    ---------
Net income per common share:

    Earnings:
        Net income                             $ 220,749    $ 202,642    $ 110,505    $ 103,050
        Less preferred stock dividends           (11,712)     (15,592)      (5,274)      (7,815)
                                               ---------    ---------    ---------    ---------

        Net income applicable to common stock
                                               $ 209,037    $ 187,050    $ 105,231    $  95,235
                                               =========    =========    =========    =========

    Shares:
        Average number of common and common
            equivalent shares outstanding         54,699       55,870       54,588       55,718
                                               =========    =========    =========    =========

    Net income per common share                $    3.82    $    3.35    $    1.93    $    1.71
                                               =========    =========    =========    =========